Exhibit 99.1

EL PASO PIPELINE PARTNERS REPORTS QUARTERLY DISTRIBUTION OF $0.65 PER UNIT
Distribution Up 7 Percent From Fourth Quarter 2012
HOUSTON, Jan. 15, 2014 - El Paso Pipeline Partners, L.P. (NYSE: EPB) today reported its quarterly cash distribution per common unit of $0.65 ($2.60 annualized) payable on Feb. 14, 2014, to unitholders of record as of Jan. 31, 2014. This represents a 7 percent increase from the fourth quarter 2012 cash distribution per unit of $0.61 ($2.44 annualized) and remains flat from the third quarter 2013 distribution of $0.65 per unit.
Chairman and CEO Richard D. Kinder said, “EPB had a solid year and will distribute $2.55 per unit for 2013, a 13 percent increase over 2012. We generated cash in excess of our distributions of $16 million. EPB’s regulated pipeline and storage assets reported higher 2013 earnings before DD&A and certain items ($1.195 billion versus $1.175 billion) than in 2012. Earnings were impacted in both the third and fourth quarters, however, by two rate case settlements that resulted in lower rates on the Southern Natural Gas (SNG) and Wyoming Interstate Company (WIC) pipelines. A portion of that impact was offset by good results on the Elba Express Pipeline, attributable to an expansion project that added capacity to the pipeline in the spring of 2013. Looking ahead, EPB has over $1.3 billion of expansion projects under contract with customers which will benefit EPB unitholders in 2016 and beyond, and we are pursuing customer commitments for additional projects.”
EPB reported fourth quarter distributable cash flow before certain items of $144 million, down from $163 million for the same period in 2012. Distributable cash flow per unit before certain items was $0.66, compared to $0.75 for the fourth quarter last year. Net income for the fourth quarter before certain items was $159 million compared to $180 million for the same period in 2012. Including certain items, net income was $159 million compared to $178 million for the fourth quarter last year.

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For the full year 2013, EPB generated distributable cash flow before certain items of $569 million, compared to $590 million for 2012. Distributable cash flow per unit before certain items was $2.62 compared to $2.82 for 2012. Net income before certain items was $615 million versus $606 million for last year. Including certain items, net income for the year increased to $610 million compared to $589 million for 2012.
Business Overview
EPB reported fourth quarter earnings before DD&A and certain items of $307 million for the fourth quarter and $1.195 billion for the full year, compared to $318 million for the fourth quarter and $1.175 billion for the full year 2012. In addition to the positive performance at Elba Express, results at Colorado Interstate Gas, Cheyenne Plains and Southern LNG were higher than in the fourth quarter last year. Results at SNG and WIC were lower than in the fourth quarter of 2012 due to the rate case settlements, as well as lower power demand and a decline in Rocky Mountain production, respectively.
2014 Outlook
As previously announced, EPB expects to declare cash distribution of $2.60 per unit for 2014, a 2 percent increase over the $2.55 per unit it will distribute for 2013. EPB’s 2014 budget includes the expected purchase (dropdown) of a 50 percent interest in Ruby Pipeline, a 50 percent interest in Gulf LNG and a 47.5 percent interest in Young Gas Storage from KMI. The positive impact from the expected dropdowns at attractive multiples will be largely offset by the full year impacts of the SNG and WIC rate case settlements and expected lower rates on contract renewals on the WIC system.
In 2014, EPB expects its regulated pipeline and storage assets, along with its LNG business, to generate earnings before DD&A of almost $1.3 billion (adding back EPB’s share of joint venture DD&A), an increase of almost $90 million compared to 2013.
The boards of directors of the Kinder Morgan companies approved the 2014 budgets at the January board meeting, and the budgets will be discussed in detail during the company’s annual analyst conference on Jan. 29, 2014, in Houston. The conference starts at 8 a.m. CT and will be webcast live.

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Other News

•
EPB announced in December that Shell US Gas & Power gave notice to EPB’s Elba Liquefaction Company joint venture to move forward on Phase II of the jointly owned natural gas liquefaction project at Elba Island LNG terminal near Savannah, Ga. EPB’s Southern Liquefaction Company unit owns 51 percent of the Elba Liquefaction Company joint venture. The additional capacity will range from 70 million cubic feet per day (MMcf/d) (0.5 million tonnes per year) up to 140 MMcf/d (1.0 million tonnes per year), with an estimated capital expenditure for Phase II of approximately $500 million at the maximum volume of 140 MMcf/d. At full development, the Elba liquefaction project is expected to have total capacity of approximately 350 MMcf/d of natural gas (2.5 million tonnes per year of LNG) at a cost of approximately $1.5 billion. Subject to regulatory approvals, Phase I is anticipated to be in service in late 2016 or early 2017 and Phase II is expected to be in service in 2017-2018.

•
SNG and Elba Express Company (EEC) will invest approximately $275 million for incremental, long-term natural gas transportation service. Previous open seasons generated binding customer contracts with incremental capacity of approximately 700,000 dekatherms per day (Dth/d) that will support infrastructure growth in the southeastern United States and the needs of customers in Georgia, South Carolina and northern Florida. EEC customers have expressed interest that could add incremental capacity of approximately 300,000 Dth/d to the project, which would bring the total capacity of the expansions to approximately 1 billion cubic feet per day. EEC could begin phasing in service as early as June 2016 pending regulatory approvals.

•
SNG placed its Rose Hill Project into service on schedule in November, which involved facility modifications to benefit both SNG and Tennessee Gas Pipeline (TGP), a subsidiary of Kinder Morgan Energy Partners. The approximately $25 million SNG portion of the project allows SNG customers to shift about 450,000 Dth/d to different receipt locations including an interconnection between SNG and TGP. The approximately $9 million TGP portion of the project improved the delivery capabilities from TGP to SNG.

•
Construction continues on the WYCO High Plains Expansion Project, a joint venture between CIG and Xcel Energy. The project began partial service in November of 2013, and the approximately $22 million project (EPB’s share is $11 million) is expected to be completed in the spring of this year. CIG is constructing approximately 8 miles of pipeline and making other modifications to provide additional takeaway capacity from the Denver-Julesburg Basin and link this prolific basin with CIG’s High Plains pipeline system. The project is supported by two shippers who signed long-term contracts for an initial 250,000 Dth/d.

El Paso Pipeline Partners (NYSE: EPB) is a publicly traded pipeline limited partnership. It owns an interest in or operates almost 13,000 miles of interstate natural gas transportation pipelines in the Rockies and the Southeast, natural gas storage facilities with a capacity of

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EPB - 4Q Earnings	Page 4
approximately 100 billion cubic feet and LNG assets in Georgia. The general partner of EPB is owned by Kinder Morgan, Inc. (NYSE: KMI). Kinder Morgan is the largest midstream and the third largest energy company in North America with a combined enterprise value of approximately $110 billion. It owns an interest in or operates approximately 82,000 miles of pipelines and 180 terminals. Its pipelines transport natural gas, gasoline, crude oil, CO2 and other products, and its terminals store petroleum products and chemicals and handle such products as ethanol, coal, petroleum coke and steel. KMI owns the general partner interests of Kinder Morgan Energy Partners, L.P. (NYSE: KMP) and El Paso Pipeline Partners, L.P. (NYSE: EPB), along with limited partner interests in KMP and EPB, and shares in Kinder Morgan Management, LLC (NYSE: KMR). For more information, please visit www.kindermorgan.com.
Please join Kinder Morgan at 4:30 p.m. Eastern Time on Wednesday, Jan. 15, at www.kindermorgan.com for a LIVE webcast conference call which will include a discussion of EPB’s fourth quarter and year-end earnings.

The non-generally accepted accounting principles, or non-GAAP, financial measures of distributable cash flow before certain items, both in the aggregate and per unit, and earnings before depreciation, depletion, amortization, or DD&A, and certain items, are presented in this news release. Distributable cash flow before certain items is a significant metric used by us and by external users of our financial statements, such as investors, research analysts, commercial banks and others, to compare basic cash flows generated by us to the cash distributions we expect to pay our unitholders on an ongoing basis. Management uses this metric to evaluate our overall performance. It also allows management to simply calculate the coverage ratio of estimated ongoing cash flows to expected cash distributions. Distributable cash flow before certain items is also an important non-GAAP financial measure for our unitholders because it serves as an indicator of our success in providing a cash return on investment. This financial measure indicates to investors whether or not we are generating cash flow at a level that can sustain or support an increase in the quarterly distributions we are paying pursuant to our partnership agreement. Our partnership agreement requires us to distribute all available cash. Distributable cash flow before certain items and similar measures used by other publicly traded partnerships are also quantitative measures used in the investment community because the value of a unit of such an entity is generally determined by the unit’s yield (which in turn is based on the amount of cash distributions the entity pays to a unitholder relative to unit price). The economic substance behind our use of distributable cash flow before certain items is to measure and estimate the ability of our assets to generate cash flows sufficient to make distributions to our investors.
We define distributable cash flow before certain items to be limited partners’ pretax income before certain items and DD&A, less sustaining capital expenditures for EPB, plus DD&A less sustaining capital expenditures for our equity method investees Bear Creek, WYCO and beginning January 1, 2013 Elba Liquefaction, plus other income and expenses, net (which

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primarily includes deferred revenue, non-cash AFUDC equity and other items). Distributable cash flow before certain items per unit is distributable cash flow before certain items divided by average outstanding units. “Certain items” are items that are required by GAAP to be reflected in net income, but typically either (1) do not have a cash impact, for example, goodwill impairments, allocated compensation for which we will never be responsible, and results from assets prior to our ownership that are required to be reflected in our results due to accounting rules regarding entities under common control, or (2) by their nature are separately identifiable from our normal business operations and in our view are likely to occur only sporadically, for example certain legal settlements, hurricane impacts and casualty losses. Management uses this measure and believes it is important to users of our financial statements because it believes the measure more effectively reflects our business’ ongoing cash generation capacity than a similar measure with the certain items included. For similar reasons, management uses earnings before DD&A and certain items in its analysis of the performance and management of our business. We believe earnings before DD&A and certain items is a significant performance metric because it enables us and external users of our financial statements to better understand our ability to generate cash on an ongoing basis. We believe it is useful to investors because it is a measure that management believes is important and that our chief operating decision makers use for purposes of making decisions and assessing our performance.
We believe the GAAP measure most directly comparable to distributable cash flow before certain items is net income. Our calculation of distributable cash flow before certain items, which begins with net income after adjusting for certain items that are specifically identified in the accompanying tables, is set forth in those tables. Net income before certain items is presented primarily because we use it in this calculation. Earnings before DD&A as presented in our GAAP financials is the measure most directly comparable to earnings before DD&A and certain items. Earnings before DD&A and certain items is calculated by adjusting for the certain items attributable to the partnership, which are specifically identified in the footnotes to the accompanying tables, from earnings before DD&A.
Our non-GAAP measures described above should not be considered as an alternative to GAAP net income, operating income or any other GAAP measure. Distributable cash flow before certain items and earnings before DD&A and certain items are not financial measures in accordance with GAAP and have important limitations as analytical tools. You should not consider either of these non-GAAP measures in isolation or as a substitute for an analysis of our results as reported under GAAP. Because distributable cash flow before certain items excludes some but not all items that affect net income and because distributable cash flow measures are defined differently by different companies in our industry, our distributable cash flow before certain items may not be comparable to distributable cash flow measures of other companies. Earnings before DD&A and certain items has similar limitations. Management compensates for the limitations of these non-GAAP measures by reviewing our comparable GAAP measures, understanding the differences between the measures and taking this information into account in its analysis and its decision making processes.
This news release includes forward-looking statements. These forward-looking statements are subject to risks and uncertainties and are based on the beliefs and assumptions of management, based on information currently available to them. Although EPB believes that these forward-looking statements are based on reasonable assumptions, it can give no assurance that such assumptions will materialize. Important factors that could cause actual results to differ materially from those in the forward-looking statements herein include those enumerated

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in EPB’s reports filed with the Securities and Exchange Commission. Forward-looking statements speak only as of the date they were made, and except to the extent required by law, EPB undertakes no obligation to update or review any forward-looking statement because of new information, future events or other factors. Because of these uncertainties, readers should not place undue reliance on these forward-looking statements.

CONTACTS
Media Relations	Investor Relations
Melissa Ruiz	(713) 369-9490
(713) 369-8060	km_ir@kindermorgan.com
melissa_ruiz@kindermorgan.com	www.kindermorgan.com

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El Paso Pipeline Partners, L.P.
Preliminary Consolidated Statements of Income
(Unaudited)
(in millions, except per unit amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012
Revenues	$391	$390	$1,505	$1,515
Costs, expenses and other
Operations and maintenance	89	79	329	389
Depreciation and amortization	54	46	198	183
Taxes, other than income taxes	20	19	83	82
	163	144	610	654
Operating income	228	246	895	861
Other income (expense)
Earnings from equity investments	4	3	13	14
Interest expense, net	(74)	(75)	(300)	(293)
Other, net	1	4	2	7
Net income	159	178	610	589

Net income attributable to noncontrolling interests	—	—	—	(10)
Net income attributable to EPB	$159	$178	$610	$579

Calculation of Limited Partners' interest in net income attributable to EPB
Net income attributable to EPB	$159	$178	$610	$579
Less: Pre-acquisition earnings allocated to General Partner (1)	—	—	—	(22)
Plus: Severance costs allocated to General Partner	—	2	1	34
Less: General Partner's 2% interest allocation	(3)	(4)	(12)	(12)
Less: General Partner's incentive distribution	(51)	(43)	(195)	(129)
Limited Partners' interest in net income	$105	$133	$404	$450

Limited Partners' net income per unit
Net income	$0.48	$0.62	$1.86	$2.15
Weighted average units outstanding	218	216	217	209

Per unit cash distribution declared for the period	$0.65	$0.61	$2.55	$2.25

Notes:
(1) Represents Cheyenne Plains' earnings prior to EPB's May 24, 2012 acquisition of Cheyenne Plains from El Paso.

El Paso Pipeline Partners, L.P.
Preliminary Reconciliation of Distributable Cash Flow to Net Income
(Unaudited)
(in millions, except per unit amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012
Earnings before DD&A and certain items	$307	$318	$1,195	$1,175
DD&A	54	46	198	178
Earnings contribution	253	272	997	997
General and administrative expense	(20)	(17)	(82)	(102)
Interest expense, net	(74)	(75)	(300)	(289)
Net income before certain items	159	180	615	606
Certain items
Cheyenne Plains pre-acquisition earnings	—	—	—	22
Non-cash severance costs (4)	—	(2)	(1)	(34)
CIG environmental reserve adjustment	—	—	—	6
Loss on write-off of asset (1)	—	—	—	(11)
SNG offshore assets hurricane repair costs	—	—	(2)	—
Sales and use tax reserve adjustment (2)	—	—	(2)	—
Sub-total certain items	—	(2)	(5)	(17)
Net Income	$159	$178	$610	$589
Less: Pre-acquisition earnings allocated to General Partner (3)	—	—	—	(22)
Plus: Severance costs allocated to General Partner (4)	—	2	1	34
Less: General Partner's 2% interest allocation	(3)	(4)	(12)	(12)
Less: General Partner's incentive distribution	(51)	(43)	(195)	(129)
Less: Noncontrolling Interests in net income	—	—	—	(10)
Limited Partners' net income	$105	$133	$404	$450

Net income before certain items	$159	$180	$615	$606
Less: Net income attributable to Noncontrolling Interests before certain items	—	—	—	(10)
Net income attributable to EPB before certain items	159	180	615	596
Less: General Partner's 2% interest allocation	(3)	(4)	(12)	(12)
Less: General Partner's incentive distribution	(51)	(43)	(195)	(129)
Limited Partners' net income before certain items	105	133	408	455
Depreciation and amortization (5)	54	46	198	178
Net income attributable to noncontrolling interests before certain items	—	—	—	10
Declared distributions to noncontrolling interests before certain items (6)	—	—	—	(8)
Other (7)	—	1	2	1
Sustaining capital expenditures (8)	(15)	(17)	(39)	(46)
DCF before certain items - Limited Partners	$144	$163	$569	$590

Net income / unit before certain items	$0.48	$0.62	$1.88	$2.18
DCF / unit before certain items	$0.66	$0.75	$2.62	$2.82
Weighted average units outstanding	218	216	217	209

Notes ($ millions):
(1) Reflects write-off of a cancelled software implementation project.
(2) Non-cash reserve adjustment related to periods prior to July 2012.
(3) Represents earnings related to Cheyenne Plains prior to the May 24, 2012 acquisition.
(4) Represents the non-cash severance costs allocated to EPB from El Paso as a result of KMI's acquisition of El Paso. EPB does not have any obligation nor did EPB pay any amounts related to this expense.
(5) Includes EPB's share of Bear Creek and WYCO DD&A ($0.2 and $0.7 for 4Q and YTD 2013, respectively, and $0.2 and $0.6 for 4Q and YTD 2012, respectively).
(6) Cash distributions made to the noncontrolling interest holder.
(7) Includes deferred revenue and other non-cash items such as AFUDC equity and other items.
(8) Includes EPB's share of Bear Creek and WYCO sustaining capital expenditures:
$0.2 and $2.6 for 4Q and YTD 2013, respectively, and $0.3 and $0.9 for 4Q and YTD 2012, respectively.

Transport Volumes (BBtu/d)	7,594	7,835	7,498	7,864

El Paso Pipeline Partners, L.P.
Preliminary Abbreviated Consolidated Balance Sheets
(Unaudited)
(in millions)

	December 31, 2013	December 31, 2012
ASSETS
Cash and cash equivalents	$78	$114
Other current assets	226	241
Property, plant and equipment, net	5,879	5,931
Investments	87	72
Regulatory assets and other assets	239	223
TOTAL ASSETS	$6,509	$6,581

LIABILITIES AND PARTNERS' CAPITAL
Liabilities
Current maturities of long-term debt	$77	$93
Other current liabilities	214	188
Long-term debt	4,171	4,246
Other	108	67
Total liabilities	4,570	4,594

Partners' capital
Accumulated other comprehensive income	10	10
Other partners' capital	1,929	1,977
Total partners' capital	1,939	1,987
TOTAL LIABILITIES AND PARTNERS' CAPITAL	$6,509	$6,581

Total Debt, net of cash and cash equivalents (1)	$4,178	$4,233
EBITDA (2) (3)	$1,113	$1,073
Debt to EBITDA	3.8	3.9

	Twelve Months Ended
	December 31, 2013	December 31, 2012
Net Income	$610	$589
Certain items	5	17
Depreciation and amortization (3)	198	178
Interest expense, net	300	289
EBITDA	$1,113	$1,073

Notes ($ millions):
(1) Amounts reflect the gross debt balance before unamortized discount of $8 for each of the periods presented.
(2) Amounts represent the last twelve months and are adjusted for certain items.
(3) Includes add back of EPB's share of Bear Creek and WYCO DD&A, which was less than $1 for each of the twelve months ended December 31, 2013 and 2012.